FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Mid Cap Value Fund (the "Fund"), a series of AXP Investment Series, Inc., agrees to accept those waivers and reimbursements, as described below:

1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

     o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

     o Administrative Services Agreement between the Fund and AEFC dated January 10, 2002.

     o Transfer Agency Services Agreement between the Fund and AECSC dated [insert date of current agreement].

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ------------------- ---------- --------- ---------- --------- ----------
    Fund                  Class A    Class B   Class C    Class I   Class Y
    ------------------- ---------- --------- ---------- --------- ----------
    AXP Mid Cap Value     1.40%      2.16%     2.16%      0.77%     1.22%
    Fund
    ------------------- ---------- --------- ---------- --------- ----------


3. Termination. This agreement will terminate on September 30, 2004 unless extended by written agreement of that Fund and AEFC.

     This agreement is dated as of the 1st day of October, 2003.


     AXP Investment Series, Inc.
         AXP Mid Cap Value Fund



         By: /s/ Leslie L. Ogg
             -------------------
                 Leslie L. Ogg
                 Vice President


         AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/ Paula R. Meyer
             -------------------
                 Paula R. Meyer
                 Senior Vice President and General Manager- Mutual Funds


         AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/ Bridget Sperl
             -------------------
                 Bridget Sperl
                 Senior Vice President